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                                                                      EXHIBIT 99

[PROVINCE HEALTHCARE LOGO]

                                        NEWS RELEASE
                                        FOR IMMEDIATE RELEASE

                                        CONTACT: PAMELA L. JETER
                                        VICE PRESIDENT, INVESTOR  RELATIONS
                                        (615) 370-1377

           PROVINCE HEALTHCARE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                       HOSPITAL IN LAS CRUCES, NEW MEXICO

         Brentwood, TN, May 20, 2004 - Province Healthcare Company (NYSE:PRV) today announced the signing of a definitive agreement to acquire, through a long-term lease, substantially all of the assets of Memorial Medical Center in Las Cruces, New Mexico from The City of Las Cruces, New Mexico and The County of Dona Ana. The 286-bed hospital reported net revenues of approximately $150 million for the year ended December 31, 2003. The transaction is anticipated to close before the end of the second quarter ending June 30, 2004, subject to customary closing conditions and regulatory approvals.

         Martin S. Rash, Chairman and Chief Executive Officer of Province, said, "We are most pleased that the Board of Finance of New Mexico unanimously approved this transaction between Province Healthcare and the City of Las Cruces and Dona Ana County. We are excited to be in another New Mexico community as we have found the state to be an excellent environment for the delivery of healthcare by the Company. We look forward to continuing the delivery of quality healthcare, recruiting new physicians and bringing additional services to the community."

         Province Healthcare is a provider of healthcare services in attractive non-urban markets in the United States. The Company owns or leases 19 general acute care hospitals in 12 states with a total of 2,200 licensed beds. The Company also provides management services to 36 non-urban hospitals in 14 states with a total of 3,033 licensed beds.

         Certain statements contained in this release, constitute
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding



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the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact. These statements are based on current estimates of future events, and the Company has no obligation to update or correct these estimates unless considered material to the Company. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, changes in reimbursement levels by government programs, including Medicare and Medicaid or other third party payors,the Company's continued ability to recruit and retain physicians and the Company's ability to successfully complete and integrate acquisitions. Those and other risks are described in the Company's reports and filings with the Securities and Exchange Commission.

 CONTACT: PAMELA L. JETER, PROVINCE HEALTHCARE COMPANY (PRV) AT (615) 370-1377






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